Exhibit 99.1

Longevity Acquisition Corporation Announces Separate Trading of its Ordinary Shares, Rights and Warrants, Commencing October 15, 2018

New York, NY – October 12, 2018 – Longevity Acquisition Corporation (the “Company”) (NASDAQ: LOACU) announced today that, commencing on October 15, 2018, the holders of the units sold in the Company’s initial public offering may elect to separately trade the ordinary shares, rights and warrants included in the units. Units that are not separated will continue to trade on The NASDAQ Capital Market (“NASDAQ”) under the symbol “LOACU.” The ordinary shares, the rights and the warrants that are separated are expected to trade on NASDAQ under the symbols “LOAC,” “LOACR” and “LOACW,” respectively.

The units were initially offered by the Company in an underwritten offering.  Cantor Fitzgerald & Co. acted as sole book-running manager for the offering.

Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into ordinary shares, rights and warrants.

A registration statement relating to the units and the underlying securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on August 28, 2018.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the final prospectus relating to the offering may be obtained for free by visiting the SEC website at www.sec.gov. Alternatively, a copy of the prospectus related to this offering may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT:

Matthew Chen

(86) 21-60832028

mchen@lonacq.com